MARLBOROUGH UNDERWRITING AGENCY LIMITED

and

THOMAS BOLT

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 1st of December, 2008 between Marlborough Underwriting Agency Limited, a limited liability company incorporated in London whose registered office is at 20 Birchin Lane, London; and Thomas Bolt of Flat 7 , 7 Egerton Place, London, England SW3 2EF.
the “Employee”).

WHEREBY IT IS AGREED as follows:

1)           Definitions and Interpretation
Headings in this document do not affect interpretation and are for convenience only. In addition to the words and expressions hereinbefore defined the following words and expressions shall have the meanings hereinafter ascribed to them:
a)
“Affiliate” means in relation to a company, any other company which is a subsidiary of that company, which controls that company or which is controlled by any person who controls that company. For the purposes of this definition, “control”, when used with respect to any company, means the power to direct the management and policies of such company, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing;

b)	“Business Day” means any day normally treated as a business day in Bermuda;
c)	“Cause” means:
(i)	a material breach by the Employee of any contract between the Employee and the Company, including this Agreement;
(ii)
the wilful and continued failure or refusal by the Employee to perform any duties reasonably required by the Company, after notification by the Company of such failure or refusal, and failing to correct such behaviour within 20 days of such notification;

(iii)	commission by the Employee of a criminal offence or other offence of moral turpitude,
(iv)	perpetration by the Employee of a dishonest act or common law fraud against the Company or a client thereof;
(v)
the Employee wilfully engaging in misconduct which is materially injurious to the Company, including without limitation, the disclosure of any trade secrets, financial models, or computer software to persons outside the Company without the consent of the Company;

d)	“Commencement Date” has the meaning set out in paragraph 3 of Schedule 1;
e)	“Employment” means the employment of the Employee pursuant to this Agreement;
f)
“Intellectual Property Rights” means rights in inventions, patents, trade marks, service marks, design rights (whether registrable or otherwise), trade and business names, copyrights (including rights in computer software), database rights and semiconductor topography rights (whether or not any of these is registered and including applications for registrations) and all rights or terms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

g)	“Staff Policy Manual” means such document or documents produced by the Company which set out the policies and procedures of the Company and which may be amended from time to time;
h)	“Termination Date” means the date on which the Employee’s employment with the Company ceases in accordance with the provisions of this Agreement.

2)	Appointment
a)
The Company hereby appoints the Employee and the Employee hereby accepts the position set out in paragraph 1 of Schedule 1 and shall have such responsibilities as the Company may from time to time direct.

	b)	The Employee may be required to provide services to Affiliates of the Company.
	c)	The foregoing appointment shall be subject to:
		i)	satisfactory reference/background checks conducted by or on behalf of the Company; and
		ii)	where applicable, the existence of a work permit entitling the Employee to work lawfully in the United Kingdom.

3)           Duration of Appointment
The Employment shall be deemed to have commenced on the Commencement Date and shall continue unless terminated in accordance with the provisions of this Agreement.

4)	Place of Employment

The Employee’s place of employment is set out in paragraph 2 of Schedule 1.

5)	Compensation
	a)	Salary, Benefits and Deductions from Salary
		i)	The salary payable to the Employee shall be the sum as set out in paragraph 4 of Schedule 1, and shall be payable by equal monthly instalments in arrears on the last Business Day of each month.
		ii)	The Company shall review the salary annually in January beginning January 2010 and the rate of salary may, at the Company’s sole discretion, be increased effective from the date of review.

6)	Vacation
The Employee shall be entitled to paid vacation in accordance with paragraph 7 of Schedule 1, such vacation to be taken in accordance with the Staff Policy Manual.

7)	Amendments and Waivers
(a) No amendments to the provisions of this Agreement shall be effective unless in writing and signed by the parties hereto or their duly authorized representatives.
(b)
All rights, remedies and powers conferred upon the parties hereto are cumulative and shall not be deemed or construed to be exclusive of any other rights, remedies or powers now or hereafter conferred upon the parties hereto or either of them by law or otherwise.

(c) Any failure at any time to insist upon or enforce any such right, remedy or power shall not be construed as a waiver thereof.
8)	Warranty
The Employee represents and warrants that he is not a party to any agreement, contract (whether of employment or otherwise) or understanding, which would in any way restrict or prohibit him from:
(a) undertaking or performing any of the duties of the Employment in accordance with the terms and conditions of this Agreement; or

	(b)	utilizing any materials which the Employee proposes to use in the course of his employment with the Company whether in hard copy or stored in an electronic storage device.
9)	Covenants

(a)
The Employee expressly covenants that all Intellectual Property Rights relating in anyway to the business activities (or incidental to the use of company time and or property) of the Company or its Affiliates which may be discovered, invented, improved or developed by the Employee during his Employment with the Company, whether during regular office hours or otherwise and whosesoever discovered, invented, improved or developed will be the exclusive and sole property of the Company and its Affiliates.

(b)
The Employee undertakes to disclose promptly to the Company and hereby assigns to the Company without further compensation, all rights, title and interest in the said discoveries, inventions, improvements and developments whether conceived and developed solely by the Employee or jointly with others and will on the request of the Company execute all documents and do all such things as may be requested by the Company or its Affiliates to confirm or perfect the rights title and interest in such property provided that the Company will bear all costs and expenses associated therewith.

10)	Notice
	a)	Any notice required or authorized hereunder shall be in writing and may be served:-
		i)	by personal delivery; or
		ii)	by facsimile; or
		iii)	by email with a receipt evidencing that the recipient has read the email.
	b)	In proving service of any notice hereunder it shall be sufficient to prove:-
		i)	in the case of a notice delivered personally, that it was left at the address for notices herein or any substituted address;
		ii)	in the case of a notice sent by facsimile, that it was properly transmitted to the last known facsimile number; and

	iii)	in the case of a notice sent by email that the computer of the person sending the email message has generated a receipt evidencing that the recipient has read the email message.
c)	The address for service of notices on the Company is at its principal place of business.
d)	The address for service of notices on the Employee is at his residence on the records of the Company.

11)	Confidentiality
a)
The Employee shall not at any lime during his employment (except as is necessary and proper in the course of his employment) or at any time after the Termination Date disclose to any person any information as to the practice, business dealings or affairs of the Employer, its affiliates or any of the Employers customers or clients or as to any other matters which may come to his knowledge by reason of his employment with the Company.

	b)	The Employee shall at the time of executing this Agreement execute the undertaking of Secrecy attached in Schedule 2.
12)	Notice of Termination
Subject to Clause 13, this Agreement may be terminated in accordance with paragraph 8 of Schedule 1.
13)	Summary Dismissal for Cause
The Company reserves the right to summarily dismiss the Employee for Cause.
14)	Misuse of Company Property
a)
The Employee shall not use any of the Company’s property including, but not limited to computer equipment and software, for personal use except moderate use of the Internet and email by the Employee, which does not interfere with the performance of their duties, and which does not include the reading or viewing of offensive or illegal material.

	b)	The Company reserves the right to read all paper and computer files of the Employee on premises and any information stored on any electronic device which is the property of the Company.

15)           Outside Employment
The Employee shall be permitted to hold any outside directorships or employment only as agreed with the written consent of the Company. The Employee is permitted to perform the functions enumerated in Schedule 4 for various Berkshire Hathaway entities.

16)           Staff Policy Manual
The Employee agrees to abide by the terms of the Company Staff Policy Manual as amended from time to time. The Company Staff Policy Manual shall be available to the Employee.

17)           Miscellaneous
This Agreement shall supersede any other contracts between Marlborough Underwriting Agency limited, its affiliates and the Employee and shall be subject to the additional terms set out in paragraph 9 of Schedule 1.

18)           Whole Agreement
This Agreement constitutes the whole agreement between the parties. All other agreements (if any) for service between the Company and the Employee or any other member of the Group are hereby abrogated and superseded.

19)           Law and Jurisdiction
i)
The interpretation, construction and effect of this Agreement shall be governed and construed in all respects in accordance with the laws of England and the parties hereby submit to the non-exclusive jurisdiction of the English Courts.

ii)	This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original.
iii)
All disputes, controversies or claims arising out of, relating to, or in connection with, this contract, or breach, termination or validity thereof, shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the Arbitration Act 1996, except as same may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be England, and it shall be conducted in the English language. The arbitration shall be conducted by one arbitrator who shall be selected jointly by the parties. The arbitral award shall be in writing, shall state reasons for the award, and be final and binding on the parties. The award may include an award of costs, including reasonable attorneys’ fees and disbursements. Judgment on the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets

i)
The interpretation, construction and effect of this Agreement shall be governed and construed in all respects in accordance with the laws of England and the parties hereby submit to the non-exclusive jurisdiction of the English Courts.

ii)	This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original.
iii)
All disputes, controversies or claims arising out of, relating to, or in connection with, this contract, or breach, termination or validity thereof, shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the Arbitration Act 1996, except as same may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be England, and it shall be conducted in the English language. The arbitration shall be conducted by one arbitrator who shall be selected jointly by the parties. The arbitral award shall be in writing, shall state reasons for the award, and be final and binding on the parties. The award may include an award of costs, including reasonable attorneys’ fees and disbursements. Judgment on the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

IN WITNESS WHEREOF the parties hereto have set their hands the date first above written.

Marlborough Underwriting Agency Limited
/s/ Thomas Bolt
Mark Byrne Director	Thomas Bolt Employee

Schedule 1

1.	Position	Chief Executive Officer
2.	Place of employment and hours of work:
The Employee shall perform his duties in the United Kingdom and may be required to travel to such places in the United Kingdom and abroad as is necessary in order to perform his duties as Chief Executive Officer During any period of travel, the terms and conditions set out in this Agreement will continue to be applicable.  The Employee shall be required to work such hours as may reasonably be required for the proper performance of duties.

3.	Commencement Date:	1 December 2008
4.	Salary:	£560,000 per annum payable monthly on the 23rd of each month.
5.	Deductions from Salary	All taxes and other contributions required to be paid by the Employee in the United Kingdom will be deducted from the Employee’s salary.
		a)	Medical Insurance. The Company and the Employee will each contribute 50% towards the cost of medical insurance;
b)
Group Pension. The Company will match any voluntary employee pension contribution deducted from their salary of up to 3% of the employee Base Salary. This is in addition to the Company Contribution offered in paragraph 9 section F of this Schedule.

7.	Vacation:	The Employee will be entitled to 25 days vacation per annum (exclusive of customary public holidays in the United Kingdom).
8.	Notice of Termination:	(A)
This Agreement may be terminated by either party 180 notice in writing to the other or, in the case of the Company giving notice to the Employee, such other period of notice as may be required by law in the United Kingdom, if greater. The Company may, in its sole discretion, pay salary in lieu of notice of termination.

		(B)	If the Employee leaves the Company during a calendar year, the Company may at its discretion:
			i)	require the Employee to take during the Employee’s notice period any entitlement to vacation which will have accrued by the Termination Date but which has not been taken; or
			ii)	pay the Employee in lieu of vacation accrued but not taken by the Termination Date; or
iii)
deduct from the Employee’s final salary payment or (in the event that this is insufficient) require the Employee to pay to the Company, an amount representing salary paid during vacation taken but not accrued by the Termination Date.

9.	Miscellaneous	(A)	Continuous Employment The Employee’s continuous period of employment commences on the Commencement Date.
		(B)	Collective Agreements There are no collective agreements which directly affect the terms and conditions set out in this Agreement.

(C)	Sickness Procedure The Company Sickness Procedure is set out in the Company Staff Policy Manual.
(D)	Disciplinary Procedure The disciplinary procedure is set out in Schedule 3 of this Agreement.
(E)	Grievance Procedure The grievance procedure is set out in Schedule 3 of this Agreement.
(F)
Pensions
No contracting-out certificate is in force in respect of your employment under this Agreement. The Company will contribute 3% of Employee base salary to a group pension plan In addition to matched contributions as outlined in Paragraph 5 (b) of this schedule

Schedule 2
Undertaking of Secrecy
TO:           Marlborough Underwriting Agency Limited
HEREBY UNDERTAKE THE FOLLOWING:-

1.
That during the course of my employment with Marlborough Underwriting Agency Limited, I will keep secret the affairs and concerns of Marlborough Underwriting Agency Limited and its affiliates (the “Company”), and the nature and particulars of the Company including, but not limited to its investors, clients, transactions, trading models and trading strategies, or the financial results or performance figures of the Company or any client or strategy that may come to my attention during the course of my employment with the Company (“Confidential Information”).

2.
That after my departure from the Company, I will not disclose to any person the affairs of the Company, including, but not limited to its investors, clients, transactions, trading models and trading strategies or the financial results or performance figures of the Company or any client or strategy that may come to my attention during the course of my employment with the Company.

3.
That upon my departure from the Company, I will not take with me any Confidential Information belonging to or concerning the Company, or its clients, whether in printed form or on any electronic storage device.

4.
In the event that I do have in my possession any Confidential Information following my departure from the Company, I undertake to deliver such information to the Company within 3 days of my departure. If personal delivery of such information is either not possible or inconvenient, I undertake to contact the President of the Company and arrange a suitable method of disposal of such confidential information within three days of my departure.

I hereby acknowledge that any breach of this undertaking may result in my dismissal from the Company, and that my obligations under this undertaking continue after the termination of my employment with the Company.

Signature	/s/ Thomas A. Bolt
Name	Thomas Bolt
Witness
Date	1 December 2008

Schedule 3
Disciplinary Procedure

Step one
●
The employer sets out in writing to the employee, their alleged conduct, characteristics or other circumstances which have led the employer to contemplate disciplinary action or dismissal and the employee must be invited to a meeting to discuss the matter.

Step two
●	The meeting must take place before any action is taken (other than suspension).
●
The meeting must not take place unless (i) the employer has informed the employee of the basis for the grounds given in the original notice of disciplinary action or dismissal and (ii) the employee has had a reasonable opportunity to consider their response to such information.

●	The employee must take all reasonable steps to attend the meeting.
●	After the meeting the employee must be informed of the employer’s decision and their right of appeal against such decision if they are not satisfied with it.
Step three
●	If the employee wishes to appeal they must inform their employer.
●	If an employee has informed the employer of their wish to appeal the employer must invite the employee to attend a further meeting.
●	The employee must take all reasonable steps to attend the meeting.
●	The appeal meeting need not take place before the dismissal or disciplinary action takes effect.
●	After the appeal meeting the employer must inform the employee of its final decision.

Grievance Procedure

Step one
●	The employee must set out their grievance and the basis for it in writing and send it to the employer.
Step two
●	The employer must invite the employee to attend a meeting to discuss the grievance.
●
The meeting must not take place unless (i) the employee has informed the employer what the basis for the grievance was when they made their written statement and (ii) the employer has had a reasonable opportunity to consider its response to such information.

●	The employee must take all reasonable steps to attend the meeting.
●	After the meeting the employer must inform the employee of his response to the grievance and notify the employee of their right to appeal if they are not satisfied with that decision.

Step three
●	The employee must inform their employer of their wish to appeal.
●	If an employee has informed the employer of their wish to appeal the employer must invite the employee to attend a further meeting.
●	The employee must take all reasonable steps to attend.
● After the appeal meeting the employer must inform the employee of its final decision.

General requirements applicable to all procedures

●	Each action under the procedures must be taken without unreasonable delay.
●	The timing and location of meetings must be reasonable and meetings must be conducted in a manner which allows both the employer and employee to explain their case.
●
In the case of appeal meetings the employer should, as far as reasonably practicable, be represented by a more senior manager than attended the first meeting (unless the most senior manager attended that meeting).

●
Employees will have the right to be accompanied at any meetings held under these statutory procedures by a trade union representative or fellow worker. The representative will be allowed to address the meeting but may not answer questions on behalf of the employee.

2

Schedule 4
Permitted Outside Employment

It is agreed that the following outside activities, separately enumerated by Berkshire Hathaway, are permitted, on the basis that they will not occupy more than 20% of the Employee’s working time measured monthly.

1)	Participation on Boards as a Director, committee member, or Chairman of any UK-based Berkshire Hathaway entity.
2)	Attendance at meetings and general management of Berkshire Hathaway entities in the UK.
3)	Such duties outside the UK as Berkshire may request and the Company may permit in its reasonable discretion.
4)	The Employee agrees to take all reasonable measures to preserve the confidentiality of Berkshire information as well as Company information.

---ENDS---